Exhibit 99

For Immediate Release

Thursday, December 21, 2006

Contact:	David G. Ratz, Executive Vice President
(740) 286-3283

Oak Hill Financial Provides Guidance on Loan Loss Provision

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq GS: OAKF) announced today that its provision for loan loss expense is expected to be $4.0 million for the quarter ended December 31, 2006. The company estimates that this $4.0 million expense will have an impact on the company’s fourth quarter 2006 net earnings of $0.52 per diluted share.

“We believe this is a necessary step to building a stronger loan portfolio,” said R.E. Coffman, Jr., President and CEO of Oak Hill Financial. “We continue to focus on improving our asset quality, and we remain committed to taking aggressive measures to reduce our nonperforming and classified loans.”

Following the current action, Oak Hill Financial’s non-performing assets/total assets and nonperforming loans/total loans ratios stand at 1.51% and 1.35%, respectively. These compare to the 2.01% nonperforming assets and 2.35% nonperforming loans ratios at March 31, 2006, which were the peak reported levels for these ratios.

“Our goal is to get both the non-performing asset and non-performing loan ratios below 1.00% by the end of 2007,” Coffman noted. “While we don’t anticipate charge-offs of the magnitude that we have in the fourth quarter, we will likely have more loan sales and possibly more charge-offs, if that’s what it takes to reach our target.”

The projected increase in the provision for loan loss expense for the fourth quarter is the result of the sale or charge-off of various non-performing and adversely classified loans. The largest charge-off is $2.0 million on two commercial real estate loans totaling $7.0 million. These credits were still marginally performing at September 30, 2006 but had been adversely classified in the company’s internal loan grading system for several years. Further deterioration in these loans during the fourth quarter led to the current action. The company continues to pursue resolution of the remaining balance and is working with the borrower to sell the property. In the interim, the remaining $5.0 million in this relationship is on nonaccrual status.

In addition, the company sold $2.2 million of nonperforming or adversely classified loans during the fourth quarter, the largest of which was a $1.4 million commercial real estate loan. The loan sales resulted in charge-offs totaling $474,000. The remaining charge-offs taken in the fourth quarter involved various commercial real estate, residential real estate, and consumer loans, with the largest of these being a $400,000 charge-off on a $1.0 million commercial real estate loan that is currently in foreclosure.

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The charge-offs in the fourth quarter will also impact the company’s allowance for loan and lease losses (ALLL). Consistent with generally accepted accounting principles and regulatory guidelines, the company uses various formulas to determine its ALLL. The methodology takes into consideration charge-offs as well as the rated quality of the company’s loans based on loan review grades and the types and amounts of loans comprising the portfolio, while allowing some discretion by management to make adjustments based on near-term economic conditions. Using this methodology, most of the loans involved in the current charge-offs were already allocated specific amounts for expected losses in the ALLL. As a result, management’s analysis indicates that an ALLL/total loans ratio of 1.25% is appropriate at December 21, 2006. No further change in the ALLL ratio is anticipated prior to year-end.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Oak Hill Banks operates 36 full-service banking offices and one bank loan production office in 16 counties across southern and central Ohio. A second subsidiary, Oak Hill Financial Insurance Agency, provides group health plans, property and casualty insurance, benefits administration, and other insurance services to private and public-sector organizations throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions. Additional information about Oak Hill Financial can be found on the company’s website at www.oakf.com.

Forward-Looking Statements Disclosure

This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company’s current condition and management’s understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company’s future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.

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